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Exhibit 10.27

SIXTH LOAN MODIFICATION AGREEMENT

        This Sixth Loan Modification Agreement (this "Agreement") is entered into as of January 12, 2005 by and between WITNESS SYSTEMS, INC., a Delaware corporation ("Borrower"), whose address is 300 Colonial Center Parkway, Roswell, Georgia 30076, and SILICON VALLEY BANK ("Lender"), a California-chartered bank with a principal place of business at 3003 Tasman Drive, Santa Clara, CA 95054 and with a loan production office located at 3353 Peachtree Road, Suite M-10, Atlanta, GA 30326.

        WHEREAS, among other indebtedness which may be owing by Borrower to Lender, Borrower is indebted to Lender pursuant to, among other documents, a Loan and Security Agreement, dated April 3, 2002, as may be amended from time to time, in the original principal amount of Fifteen Million Dollars ($15,000,000) (the "Loan Agreement"; the Loan Agreement together with all other documents evidencing or securing the indebtedness shall be referred to as the "Existing Loan Documents");

        WHEREAS, the Loan Agreement provides for, among other things, a Committed Revolving Line in the original principal amount of Fifteen Million Dollars ($15,000,000) (hereinafter, all indebtedness owing by Borrower to Lender shall be referred to as the "Indebtedness"); and

        WHEREAS, Borrower has requested that Lender amend the Loan Agreement, and Lender is willing to do so, subject to the terms and conditions set forth herein.

        NOW, THEREFORE, in consideration of the foregoing premises, and other good and valuable consideration, the receipt and legal sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

  (a)
  DEFINITIONS.    All capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Loan Agreement.

  (b)
  MODIFICATIONS TO LOAN AGREEMENT.    The Loan Agreement is hereby amended as follows:

  (i)
  Financial Covenant.    The Loan Agreement is hereby amended by deleting Section 6.7(ii) thereof in its entirety and by substituting therefor a new Section 6.7(ii) to read as follows:

  (ii)
  EBITDA.    Quarterly EBITDA, averaged for period of the fiscal quarter then ending and immediately preceding three fiscal quarters, of not less than the amount set forth below with respect to each such fiscal quarter end:

Fiscal Quarter Ending:	Average EBITDA
March 31, 2005	$(500,000)
June 30, 2005	$1,500,000
September 30, 2005	$3,000,000
December 31, 2005	$4,000,000
    (ii)
    Tangible Net Worth Definition.    The Loan Agreement is hereby further amended by deleting the definition of "Tangible Net Worth" in its entirety.

    (iii)
    EBITDA Definition.    The Loan Agreement is hereby further amended by adding, in appropriate alphabetical order, a new definition of "EBITDA" to read as follows:

      "EBITDA" is, for any period of determination thereof, net income before interest, taxes, depreciation, amortization expense and non-cash compensation expense, all as determined in accordance with GAAP.

  (c)
  CONSENT TO ACQUISITION.    Pursuant to Section 7.3 of the Loan Agreement, Lender hereby consents to the merger of Baron Acquisition Corporation, a wholly-owned subsidiary of Borrower ("Merger Sub"), with and into Blue Pumpkin Software, Inc. ("Blue Pumpkin"), with Blue Pumpkin as the surviving corporation and a wholly-owned subsidiary of Borrower (the "Merger"), on the terms set forth in the Merger Agreement and Plan of Reorganization dated December 16, 2004 (the "Merger Agreement") among Borrower, Blue Pumpkin, Merger Sub and, solely with respect to Article VIII and Article IX, Laurence R. Hootnick as shareholder Agent and The U.S. Stock Transfer Corporation, as Depository Agent. Borrower agrees that it shall (a) deliver to Lender, within forty-five (45) days after the consummation of the Merger, updated closing date balance sheets for the Borrower and its Subsidiaries as of the date of the Merger, together with undated projected financial statements for 2005, in each case giving effect to the Merger and (b) if requested by Lender, negotiate with Lender in good faith to amend the financial covenants and other provisions of the Loan Documents in order to reflect such updated balance sheets and projected financial statements.

  (d)
  CONSISTENT CHANGES.    The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

  (e)
  NO DEFENSES OF BORROWER.    Borrower agrees that it has no defenses against the obligations to pay any amounts under the Indebtedness.

  (f)
  CONTINUING VALIDITY.    Borrower understands and agrees that in modifying the existing Indebtedness, Lender is relying upon Borrower's representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Lender's agreement to modifications to the existing Indebtedness pursuant to this Agreement in no way shall obligate Lender to make any future modifications to the Indebtedness. Nothing in this Agreement shall constitute a satisfaction of the Indebtedness. It is the intention of Lender and Borrower to retain as liable parties all makers and endorsers of Existing Loan Documents, unless the party is expressly released by Lender in writing. No maker, endorser, or guarantor will be released by virtue of this Agreement. The terms of this paragraph apply not only to this Agreement, but also to all subsequent loan modification agreements.

  (g)
  EXPENSES.    Borrower shall reimburse Lender for all out-of-pocket expenses, including, but not limited to, reasonable attorneys' fees and expenses, incurred by Lender in connection with this Agreement.

  (h)
  NEGATIVE PLEDGE.    Borrower and Lender are parties to that certain Negative Pledge Agreement, dated as of April 3, 2002 (the "Negative Pledge Agreement"). Borrower hereby acknowledges and agrees that the Negative Pledge Agreement, and Borrower's obligations thereunder, remain in full force and effect, without release, diminution or impairment, notwithstanding the execution and delivery of this Agreement.

  (i)
  LIMITATION.    This Agreement is limited to the matters expressly set forth above and shall not be deemed to waive or modify any other term of the Loan Agreement or Loan Documents, each of which is hereby ratified and reaffirmed, or to consent to any subsequent failure of Borrower to comply with any term or provision of the Loan Agreement or the Loan Documents, each of which shall remain in full force and effect.

  (j)
  CONDITIONS.    The effectiveness of this Agreement is conditioned upon: (a) Borrower's execution and delivery of this Agreement, (b) Borrower's payment of all outstanding legal fees and expenses and (c) such other instruments, documents and agreements as Lender or its counsel shall request.

[signatures appear on following page]

        This Loan Modification Agreement is executed as of the date first written above.

LENDER:
SILICON VALLEY BANK
By:
Name:
Title:
BORROWER:
WITNESS SYSTEMS, INC.
By:
Name:
Title:

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SIXTH LOAN MODIFICATION AGREEMENT